Exhibit 10.33

The following is a summary of an oral agreement (the “Oral Agreement”) between the Holders of 6% Secured Convertible Notes due September 27, 2010 and/or 6% Secured Convertible Notes due December 20, 2010 (collectively, the “Notes”), which was made in order to clarify the parties’ intentions with respect to certain terms of the Notice and Form of Consent and Agreement, filed as Exhibit 10.32 to Tasker Products Corp.’s (the “Company”) quarterly report on Form 10-Q (the “10-Q”). The Oral Agreement clarifies that the parties’ intentions with respect to numbered paragraph (ii), when read in conjunction with the paragraph immediately following the numbered paragraphs, of the Notice and Form of Consent can be summarized as follows:

The conversion price adjustments applicable to the Notes that would otherwise be made in connection with the Qualified Raise, the Revolving Financing, and the Bridge Loans (all as defined in the 10-Q) have been waived in favor of a new conversion price as follows: (A) in the event that the conversion price for the notes expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans is greater than or equal to $0.040 per share, the new conversion price is reduced to $0.044 per share, and the effective date for this new conversion price is July 30, 2008; (B) in the event that the conversion price for the notes expected to be issued in connection with the Qualified Raise, the Revolving Financing and the Bridge Loans is less than $0.040 per share, the new conversion price will be further reduced to the price that equals the product of the conversion price of such notes multiplied by 1.1.